EXHIBIT 99.1

To 8-K dated October 21, 2014

SEACOAST BANKING CORPORATION OF FLORIDA

Dennis S. Hudson, III

Chairman and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6086

SEACOAST ELECTS NEW BANK DIRECTOR

STUART, FL, October 21, 2014 – Seacoast Banking Corporation of Florida (NASDAQ-NM: SBCF), a bank holding company whose sole bank subsidiary is Seacoast National Bank (the “Bank”), announced today that its board of directors elected Jacqueline L. Bradley as a director of the Bank, effective immediately.

Ms. Bradley served as a member of the board of directors of BankFIRST, the bank subsidiary of The BANKshares, Inc. (“BANKshares”), from April 2005 until BANKshares was acquired by Seacoast on October 1, 2014. She currently serves on the Orange County Tourist Development Council, and previously served on the finance committee for the Central Florida Expressway Authority and on the board of directors of the Greater Orlando Aviation Authority.

“We are pleased to welcome Jacqui to our Board of Directors. Her financial and consulting background, combined with her knowledge of the Orlando market, will add a valuable perspective to our Board,” said Dennis S. Hudson, III, Chairman and CEO of Seacoast. “We appreciate her enthusiasm and willingness to serve as a director, and look forward to benefiting from her insights.”

Ms. Bradley also serves on the board of the Boys & Girls Club of Central Florida, the Studio Museum in Harlem, and The Lawrenceville School in Lawrenceville, New Jersey. She provides support to philanthropies throughout the Central Florida community, and has served on the board of the Florida Arts Council and the Cornell Museum of Fine Arts.

Before her retirement from the financial services industry, Ms. Bradley led the Private Client Advisory Group at SunTrust Bank, Central Florida, which provided comprehensive financial advisory and investment services within the Orlando metropolitan region.

An alumnus of Yale College, Ms. Bradley received her Bachelor of Arts Degree in Economics and Political Science, and graduated from Columbia University Graduate School of Business with a Masters in Business Administration. Ms. Bradley currently resides with her family in the community of Isleworth in Windermere, Florida.

About Seacoast Banking Corporation of Florida (NASDAQ: SBCF)

Seacoast Banking Corporation of Florida is one of the largest community banks headquartered in Florida with approximately $3.0 billion in assets and approximately $2.3 billion in deposits as of October 1, 2014 following the closing of Seacoast’s acquisition of The BANKshares, Inc.  Seacoast provides integrated financial services including commercial and retail banking, wealth management, and mortgage services to customers through advanced banking solutions, traditional branches of its locally-branded wholly-owned subsidiary bank, Seacoast National Bank, and its Accelerate business banking offices.  Offices stretch from Broward County north through Volusia County, into Orlando and Central Florida, and west to Okeechobee and surrounding counties. More information about the Company is available at http://www.seacoastbanking.net.